Exhibit 10.24

AMENDMENT TO INCENTIVE STOCK OPTION AWARD AGREEMENTS

UNDER THE

DEVON ENERGY CORPORATION 2009 LONG-TERM INCENTIVE PLAN

This Amendment to Incentive Stock Option Award Agreements (“Amendment”) is entered into as of the 19th day of December, 2012 by and between Devon Energy Corporation, a Delaware corporation (the “Company”), and J. Larry Nichols (the “Participant”).

WHEREAS, the Company and the Participant have previously entered into certain Incentive Stock Option Award Agreements under the Devon Energy Corporation 2009 Long Term Incentive Plan listed on Exhibit A (the “Agreements”), which granted to the Participant incentive stock options to purchase shares of Common Stock of the Company (the “Incentive Stock Options”) in exchange for the Participant’s performance of future services for the Company pursuant to the terms of the Agreements; and

WHEREAS, the Company and the Participant desire to amend the Agreements with respect to the vesting and exercisability of the Incentive Stock Options following the date of retirement of the Participant under certain circumstances; and

WHEREAS, Section 12.6 of the Plan permits the Compensation Committee of the Company’s Board of Directors (the “Committee”) to amend the Agreements; and

WHEREAS, the Committee has approved the amendment of the Agreements as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree that the Agreements are hereby amended as follows:

1.     Section 2 is amended to read as follows:

2. Times of Exercise of Incentive Stock Option.

(a) The Incentive Stock Option shall become fully vested and exercisable on or after the vesting date for each installment of Covered Shares as described in the Notice of Grant of Incentive Stock Options delivered to Participant with the Award Agreement (the “Vesting Date”) (but only if the Participant’s Date of Termination has not occurred before the Vesting Date, except as otherwise provided in Section 2 of this Award Agreement):

(b) The Incentive Stock Option shall become fully vested and exercisable upon the occurrence of a Change of Control Event that occurs (i) prior to the Participant’s Date of Termination, or (ii) if the Participant has retired prior to such Change of Control Event and is Post-Retirement Eligible, following the Participant’s Date of Termination.

(c) If (i) the Participant’s Date of Termination occurs under circumstances in which the Participant is entitled to a severance payment from the Company, a Subsidiary, or an Affiliated Entity under (A) the Participant’s employment agreement or severance agreement with the Company due to a termination of the Participants employment by the Company without “cause”, or by the Participant for “good reason” in accordance with the Participant’s employment agreement or severance agreement, or (B) The Devon Energy Severance Plan, and (ii) the Participant signs and returns to the Company a release of claims against the Company in a form prepared by the Company (the “Release”) and the Participant does not revoke the Release prior to the date the Release becomes effective, then the Incentive Stock Option shall become fully vested and exercisable effective as of the Participant’s Date of Termination. If the Participant fails to sign and return the Release to the Company or revokes the Release prior to the date the Release becomes effective, then the unvested portion of the Incentive Stock Option shall be forfeited.

(d) The Incentive Stock Option shall become fully vested and exercisable upon the Participant’s Date of Termination if the Participant’s Date of Termination occurs by reason of the Participant’s death. The Committee may, in its sole and absolute discretion, elect to vest all or a position of the unvested portion of the Incentive Stock Option upon the Participant’s Date of Termination if the Participant’s Date of Termination occurs by reason of disability, Normal Retirement Date, or other special circumstances (as determined by the Committee).

(e) Notwithstanding any provision to the contrary in this Award Agreement, if the Participant is Post-Retirement Eligible, the Participant shall, subject to the satisfaction of the conditions in Section 12, be eligible to vest, in accordance with the Vesting Schedule above in this Section 2, in the installments of the Covered Shares of the Incentive Stock Option that remain unvested on the Date of Termination as follows:

Age at Retirement	Percentage of Unvested Installments of Covered Shares of the Incentive Stock Option Eligible to be Earned by the Participant
54 and earlier	0%
55	60%
56	65%
57	70%
58	75%
59	80%
60 and beyond	100%

If (i) the Participant is Post-Retirement Eligible, (ii) the death of the Participant occurs following the Date of Termination, and (iii) no Non-Compliance Event has occurred prior to the date of the Participant’s death, then any percentages of installments of the Incentive Stock Option that remain unvested on the date of the Participants death but in which the Participant was eligible to vest pursuant to this Section 2(e) shall become fully vested upon the Participant’s death.

Nothing in this Award Agreement shall be construed to affect the application of Section 12.5 of the Plan (relating to Change of Control) to the extent such Section would otherwise be applicable.

2.     Section 3 is amended to read as follows:

3. Term of Incentive Stock Option. The Incentive Stock Option shall expire and cease to be exercisable on the earliest to occur of:

(a) The Expiration Date set forth on the Cover Page.

(b) If the Participant’s Date of Termination occurs by reason of death, the three-year anniversary of such Date of Termination.

(c) If the Participant’s Date of Termination occurs by reason of disability, and Section (e) below (relating to termination on or after Normal Retirement Date) does not apply, the one-year anniversary of such Date of Termination.

(d) If the Participant’s Date of Termination occurs by reason of the Participant’s retirement and the Participant is Post-Retirement Eligible, the Expiration Date of the Incentive Stock Option; provided, however, if a Non-Compliance Event (as defined in Section 12(b) occurs following such retirement, the Incentive Stock Option shall cease to be exercisable on the one-year anniversary of such Non-Compliance Event.

(e) If (i) the Participant’s Date of Termination occurs by reason of the Participant’s retirement, (ii) the Date of Termination occurs on or after the Participant’s Normal Retirement Date, and (iii) the Participant is not Post-Retirement Eligible, the three-year anniversary of such Date of Termination (or such later date as may be permitted by the Committee).

(f) If the Participant’s Date of Termination occurs under circumstances in which the Participant is entitled to a severance payment from the Company, a Subsidiary of the Company, or an Affiliated Entity under an employment agreement or severance agreement with the Company, the last day of the Severance Period. The “Severance Period” shall be the longer of:

(i) the period beginning on the Date of Termination and continuing through the end of the period during which such severance benefits are paid to the Participant; or

(ii) the period described in the following clause (B), if the amount of the Participant’s severance benefits is determined in whole or in part as being equal to the product of (A) the Participant’s salary rate, multiplied by (B) a period over which such benefit would be computed.

(g) If the Participant’s Date of Termination occurs and Sections (b), (c), (d), (e) and (f) are not applicable, the three-month anniversary of such Date of Termination.

The Participant should be aware that exercising the Incentive Stock Option more than three months after the Date of Termination (one year in the case of termination by reason of certain disabilities) will generally result in the option being treated as a nonqualified option rather than an incentive stock option for tax purposes. The Participant should also be aware that if his or her employment is transferred to a limited liability company that is an Affiliated Entity that does not satisfy the definition of “company” or “subsidiary” in

Section 424 of the Code, the transfer will be classified as a termination of employment for purposes of the incentive stock option rules regardless of whether it constitutes a Date of Termination under this Award Agreement. As a result, the option, if not exercised within three months of such transfer, will be treated as a nonqualified stock option rather than an incentive stock option for tax purposes. Regardless of classification of the option for tax purposes, this Award Agreement shall continue in full force and effect.”

3.     Section 11 is amended by adding a new definition as follows:

“Post-Retirement Eligible” means the Participant’s Date of Termination occurs (i) by reason of the Participant’s retirement and (ii) on or after the Participant’s Early Retirement Date.

4.     A new Section 12 shall be added that reads as follows:

12. Conditions to Post-Retirement Vesting.

(a) Notice of and Conditions to Post-Retirement Vesting. If the Participant is Post-Retirement Eligible, the Company shall, within a reasonable period of time prior to the Participant’s Date of Termination, notify the Participant that the Participant has the right to continue to vest following the Date of Termination in any unvested installments of Covered Shares of the Incentive Stock Option (each such unvested installment, an “Installment”), provided that the Participant executes and delivers to the Company, with respect to each such Installment, the following documentation: (i) a non-disclosure letter agreement, in the form attached as Exhibit B, (a “Non-Disclosure Agreement”) on or before January 1 of the year in which such Installment vests pursuant to the Vesting Schedule (or, with respect to the calendar year in which the Date of Termination occurs, on or before the Date of Termination), and (ii) a compliance certificate, in the form attached as Exhibit C, (a “Compliance Certificate”) indicating the Participant’s full compliance with the Non-Disclosure Agreement on or before November 1 of the year in which such Installment vests pursuant to the Vesting Schedule.

(b) Consequences of Failure to Satisfy Vesting Conditions. In the event that, with respect to any given Installment, the Participant fails to deliver either the respective Non-Disclosure Agreement or Compliance Certificate for such Installment on or before the date required for the delivery of such document (such failure, a “Non-Compliance Event”), the Participant shall not be entitled to vest in any unvested Installments that would vest from and after the date of the Non-Compliance Event and the Company shall be authorized to take any and all such actions as are necessary to cause such unvested Incentive Stock Options to not vest and to terminate. The only remedy of the Company for failure to deliver a Non-Disclosure Agreement or a Compliance Certificate shall be the failure to vest in, and cancellation of, any unvested Installments then held by the Participant.

5.     The Agreements are not amended in any respect except as herein provided. This Amendment is not intended and shall not be construed as increasing the aggregate number of shares of Common Stock subject to the Incentive Stock Options under the Agreements.

6.     All capitalized terms used in this Amendment shall have the same meaning ascribed to them in the Plan and the Agreements unless specifically denoted otherwise.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

“Company”	Devon Energy Corporation, a Delaware corporation

	By:	/s/ Carla Brockman
	Name:	Carla Brockman
	Title:	VP Governance and Secretary

“Participant”	/s/ J. Larry Nichols
J. Larry Nichols

EXHIBIT A

Incentive Stock Option Award Agreements Subject to Amendment

1.     Incentive Stock Option Award Agreement under the Devon Energy Corporation 2009 Long-Term Incentive Plan dated December 8, 2009.

2.     Incentive Stock Option Award Agreement under the Devon Energy Corporation 2009 Long-Term Incentive Plan dated December 2, 2010.

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EXHIBIT B

Form of Non-Disclosure Agreement

[Insert Date]

Devon Energy Corporation

20 North Broadway

Oklahoma City, OK 73102

Re:	Non-Disclosure Agreement

Ladies and Gentlemen:

This letter agreement is entered between Devon Energy Corporation (together with its subsidiaries and affiliates, the “Company”) and the undersigned (the “Participant”) in connection with that certain Amendment to Incentive Stock Option Award Agreements (the “Amendment”) dated December     , 2012 between the Company and the Participant. All capitalized terms used in this letter agreement shall have the same meaning ascribed to them in the Amendment unless specifically denoted otherwise.

The Participant acknowledges that, during the course of and in connection with the employment relationship between the Participant and the Company, the Company provided and the Participant accepted access to the Company’s trade secrets and confidential and proprietary information, which included, without limitation, information pertaining to the Company’s finances, oil and gas properties and prospects, compensation structures, business and litigation strategies and future business plans and other information or material that is of special and unique value to the Company and that the Company maintains as confidential and does not disclose to the general public, whether through its annual report and/or filings with the Securities and Exchange Commission or otherwise (the “Confidential Information”).

The Participant acknowledges that his position with the Company was one of trust and confidence because of the access to the Confidential Information, requiring the Participant’s best efforts and utmost diligence to protect and maintain the confidentiality of the Confidential Information. Unless required by the Company or with the Company’s express written consent, the Participant will not, during the term of this letter agreement, directly or indirectly, disclose to others or use for his own benefit or the benefit of another any of the Confidential Information, whether or not the Confidential Information is acquired, learned, attained or developed by the Participant alone or in conjunction with others.

The Participant agrees that, due to his access to the Confidential Information, the Participant would inevitably use and/or disclose that Confidential Information in breach of his confidentiality and non-disclosure obligations if the Participant worked in certain capacities or engaged in certain activities for a period of time following his employment with the Company, specifically in a position that involves

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(i) responsibility and decision-making authority or input at the executive level regarding any subject or responsibility, (ii) decision-making responsibility or input at any management level in the Participant’s individual area of assignment with the Company, or (iii) responsibility and decision-making authority or input that otherwise allows the use of the Confidential Information (collectively referred to as the “Restricted Occupation”). Therefore, except with the prior written consent of the Company, during the term of this letter agreement, the Participant agrees not to be employed by, consult for or otherwise act on behalf of any person or entity in any capacity in which he would be involved, directly or indirectly, in a Restricted Occupation. The Participant acknowledges that this commitment is intended to protect the Confidential Information and is not intended to be applied or interpreted as a covenant against competition.

The Participant further agrees that, during the term of this letter agreement, the Participant will not, directly or indirectly on behalf of a person or entity or otherwise, (i) solicit any of the established customers of the Company or attempt to induce any of the established customers of the Company to cease doing business with the Company, or (ii) solicit any of the employees of the Company to cease employment with the Company.

This letter agreement shall become effective upon execution by the Participant and the Company and shall terminate on December 31, 20    . [NOTE: Insert date that is the end of the calendar year of the letter agreement.]

If you agree to the above terms and conditions, please execute a copy of this letter agreement below and return a copy to me.

“PARTICIPANT”

[Name of Participant]

THE UNDERSIGNED HEREBY ACCEPTS AND AGREES TO THE TERMS SET FORTH ABOVE AS OF THIS              DAY OF                     ,     .

“COMPANY”

DEVON ENERGY CORPORATION

By:

Name:

Title:

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EXHIBIT C

Form of Compliance Certificate

I hereby certify that I am in full compliance with the covenants contained in that certain letter agreement (the “Agreement”) dated as of                     ,          between Devon Energy Corporation and me and have been in full compliance with such covenants at all times during the period ending October 31,         .

[Name of Participant]

Dated:

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